EXHIBIT 99.1

For further information contact:
Donald J. Stephens
Wauwatosa Savings Bank
414-761-1000
For Immediate Release
Wauwatosa Holdings, Inc. Announces Addition of Douglas Gordon
Gordon to be President of Wauwatosa Savings Bank and a Director of the Bank
and its Holding Companies
Wauwatosa, WI, October 25, 2005 — Wauwatosa Holdings, Inc. (NASDAQ symbol WAUW), the mid-tier stock holding company of Wauwatosa Savings Bank, announced today that Douglas S. Gordon will join the Bank’s management team effective November 7, 2005. Mr. Gordon will become President and Chief Operating Officer of Wauwatosa Savings Bank. Mr. Gordon will also become a director of the Bank, Wauwatosa Holdings and Lamplighter Financial, MHC.
Mr. Gordon, a resident of Brookfield, Wisconsin, has over 20 years in the financial institutions industry, including 15 years with Security Bank. His last position with Security Bank, before its 1997 acquisition by Marshall & Ilsley Corporation, was Executive Vice President and Chief Lending Officer of that bank. Mr. Gordon was most recently Senior Vice President of M&I Marshall & Ilsley Bank until his retirement from M&I in 1999. He has subsequently been managing real estate investments.
Donald J. Stephens, President and Chief Executive Officer of Wauwatosa Savings Bank, Wauwatosa Holdings and Lamplighter Financial, said “We are very pleased to have a person of Doug’s stature and qualifications joining the Wauwatosa Savings Bank team. Doug brings many years of valuable experience to the Bank. We look forward to his leadership, experience and insights.” Mr. Stephens will now be Chairman and CEO of the Bank and retain his positions with Wauwatosa Holdings and Lamplighter Financial.
Wauwatosa Holdings, Inc. is the holding company of Wauwatosa Savings Bank. Wauwatosa Savings Bank is a Wisconsin-chartered, FDIC-insured savings bank which was originally organized in 1921. Wauwatosa Savings Bank conducts business from its six offices in Waukesha and Milwaukee counties, Wisconsin. As of June 30, 2005, the Bank had $1.386 billion in total assets, $1.129 billion in deposits and $134.0 million in retained earnings. Lamplighter Financial, MHC is a mutual holding company which owns approximately 68% of the outstanding shares of Wauwatosa Holdings. On October 4, 2005, the Bank completed its conversion into mutual holding company form and the related stock offering of Wauwatosa Holdings.
Cautionary Statements
The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of Wauwatosa Savings Bank’s lending activities and loan loss experience, general economic and political developments, and changes in the regulatory environment in which Wauwatosa Savings Bank operates. We urge you to carefully review the filings that Wauwatosa Holdings, Inc. has made with the Securities and Exchange Commission for other factors which could affect Wauwatosa Holdings’ operations in the future. We undertake no obligation to update any forward-looking statements.
John E. Perry
Chief Marketing Officer
Vice President — Public Relations
Wauwatosa Savings Bank
(414) 918-0312
JohnPerry@WSBonline.com